Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Helbiz, Inc. on Form S-3 File Nos. 333-267783 of our report dated March 28, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Helbiz, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Helbiz, Inc. for the year ended December 31, 2022.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2022, due to the adoption of Accounting Standards update (“ASU”) No. 2016-02, Leases (Topic 842), as amended, and a change in the method of accounting for convertible instruments effective January 1, 2022, due to the adoption of ASU No. 2014-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), effective January 1, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 28, 2023